STOCK PURCHASE AGREEMENT

OXFORD MEDIA, INC.

and

SVI SYSTEMS, INC.

PURCHASE AND SALE OF 100% OF THE ISSUED AND
OUTSTANDING COMMON STOCK

OF

SVI HOTEL CORPORATION

EFFECTIVE DATE:
01 JULY 2006

STOCK PURCHASE AGREEMENT

I

PARTIES

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 19th day of July, 2006 (the “Execution Date”) by and between OXFORD MEDIA, INC., a Nevada corporation (“OXMI”); and, SVI SYSTEMS, INC., an Illinois corporation (“Seller”), as the sole and selling shareholder of SVI HOTEL CORPORATION, an Illinois corporation and a wholly-owned subsidiary of Seller (“Hotel Corporation”). OXMI and Seller are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A.   Seller owns one thousand (1,000) shares of the common capital stock of Hotel Corporation, which shares represent all of the duly authorized, validly issued, and currently outstanding common capital stock of Hotel Corporation (the “Stock”).

B.   Hotel Corporation is engaged in the business of owning and operating an active business utilizing its assets (including all accrued but not yet payable assets) to provide video-on-demand movie systems, free-to-guest satellite systems, high-speed Internet solutions, and repair and maintenance services for same to the hospitality industry (the “Hotel Business”).

C.   Hotel Corporation currently conducts its business in the geographic area which constitutes and comprises the entire United States (except for Hawaii and Alaska).

D.   Seller desires to sell the Stock to OXMI, and OXMI desires to purchase the Stock from the Seller pursuant to the terms, covenants, and conditions contained herein.

E.   As further outlined below, unless specifically provided to the contrary, the purchase of the Stock by OXMI from Seller shall entitle OXMI to acquire (through its acquisition of the Stock) all assets currently held by Hotel Corporation, including but not limited to (1) all real property, leaseholds, subleaseholds, improvements, and fixtures; (2) all tangible personal property, such as equipment, machinery, furniture, supplies, inventories, and automobiles; (3) all Intellectual Property Rights (as defined in Section 8.27, below); (4) all agreements and contract rights, including licenses and sublicenses; (5) all financial interests, such as accounts receivable, prepaid deposits, insurance policies (if any), claims, prepayments, refunds, notes, securities; (6) all computer related assets, both hardware and software, and all related licenses; (7) all Internet related assets, such as domain names, Web Sites, and all related accounts and rights; (8) all permits, licenses, approvals, franchises, orders, registrations, certificates, variances, and all similar rights obtained from regulatory agencies or entities; (9) all customer lists and potential customer lists; (10) the goodwill of Hotel Corporation; (11) all telephone and fax lines and numbers, and all E-Mail addresses; and, (12) all other tangible and intangible assets and Intellectual Property Rights and proprietary information and all other assets which are owned, held or used by Hotel Corporation in connection with the Hotel Business (cumulatively referred to as the “Hotel Assets”).

F.    The Hotel Assets constitute all of the assets previously owned by Seller used in the conduct of the Hotel Business as conducted by Seller immediately prior to the transfer and assignment of the Hotel Assets by Seller to Hotel Corporation, except as expressly provided herein to the contrary.

G.   The Board of Directors of OXMI has deemed it advisable, and in the best interests of OXMI and its stockholders, that OXMI consummate the business combination and other transactions provided for herein in order to advance the long-term strategic business interests of OXMI, and as such, has approved, in accordance with applicable provisions of Nevada Corporate Law, this Agreement and the transactions contemplated hereby.

H.   The Board of Directors of Seller has deemed it advisable, and in the best interests of Seller and its stockholders, that Seller consummate the business combination and other transactions provided for herein in order to advance the long-term strategic business interests of Seller, and as such, has approved, in accordance with applicable provisions of Illinois Corporate Law, this Agreement and the transactions contemplated hereby.

I.    NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the Parties, intending to be legally bound, hereby agree as follows:

III

DEFINED TERMS AND INTERPRETATION

3.1    Definitions. The following capitalized terms shall have the respective meanings specified in this Article III. Other terms defined elsewhere herein shall have meanings so given them.

3.1.1.    Accredited Investor. “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

3.1.2.   Affiliate. “Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

3.1.3.   Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time-to-time, and the rules and regulations thereunder.

3.1.4.  Confidential Information. “Confidential Information” shall mean any information concerning the businesses and affairs of a respective Party that is not already generally available to the public.

3.1.5.   Control. “Control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

3.1.6.   Illinois Corporate Law. “Illinois Corporation Law” shall mean the Business Corporation Act of 1983 of the State of Illinois, as amended.

3.1.7.   Intellectual Property. “Intellectual Property” (also referred to as “Intellectual Property Assets”) shall mean and include the following, as well as all other general intangibles of a like nature and all (i) goodwill, and (ii) confidential data or information relating to the below listed items, for each respective Party:

(a)    The Party’s full legal name and all derivations thereof used by that Party, all fictional business names, trading names, designs, registered and unregistered trademarks, registered and unregistered service marks, and applications (collectively, the “Marks”);

(b)    All patents, patent applications, and inventions and discoveries that may be patentable (collectively, the “Patents”);

(c)    All copyrights in both published works and unpublished works, if any (the “Copyrights”);

(d)    All rights in mask works, if any (the “Rights in Mask Works”); and

(e)    All know-how, trade secrets, confidential information, customer lists, computer software, databases, source codes, object codes, works of authorship, know-how, technical information, data, process technology, user interfaces, proprietary concepts, ideas, techniques, business models and methodologies, plans, drawings, and blue prints owned, used, or licensed by OXMI as licensee or licensor, if any (the “Trade Secrets”).

3.1.8.   IRS. “IRS” shall mean the Internal Revenue Service.

3.1.9.   Knowledge. “Knowledge” shall mean, with respect to any Party, the actual knowledge of the officers of such Party after reasonable investigation.

3.1.10.  Material Adverse Change. “Material Adverse Change” shall mean a change which results in a Material Adverse Effect.

3.1.11.  Material Adverse Effect. “Material Adverse Effect” shall mean the following meaning:

(a)    with respect to Hotel Corporation, (i) a material adverse effect on the financial condition, business, results of operations or properties of Hotel Corporation, other than a material adverse effect that results from general economic, social, political or other conditions or events that affect in general the industry in which Hotel Corporation operates; (ii) an effect which would materially impair Hotel Corporation’s ability to timely to consummate the transactions contemplated under this Agreement; and

(b)    with respect to OXMI, (i) a material adverse effect on the financial condition, business, results of operations or properties of OXMI on a consolidated basis, other than a material adverse effect that results from general economic, social, political or other conditions or events that affect in general the industry in which OXMI operates; (ii) an effect which would materially impair OXMI’s ability timely to consummate the transactions contemplated under this Agreement.

3.1.12.  Nevada Corporate Law. “Nevada Corporation Law” shall mean the General Corporation Law of the State of Nevada, as amended.

3.1.13. Ordinary Course of Business. “Ordinary Course of Business” shall mean the course of business procedures and practices consistent with past custom and practice (including with respect to quantity and frequency).

3.1.14.  OXMI Common Stock. “OXMI Common Stock” shall mean any share of the Common Stock, $.001 par value per share, of OXMI.

3.1.15. Person. “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, unincorporated organization, governmental entity, or any other type of entity.

3.1.16. Prime. “Prime” shall mean United States federal prime interest rate as announced by The Wall Street Journal on the day on which the interest rate is to be set hereunder.

3.1.17. SEC. “SEC” shall mean the Securities and Exchange Commission.

3.1.18. Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

3.1.19. SEC Filings. “SEC Filings” shall mean, with respect to any Person, all registration statements, annual, quarterly, and current reports, and other documents filed by that Person with the SEC pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

3.1.20. Security Interest. “Security Interest” shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

3.1.21. Subsidiary. “Subsidiary” shall mean any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

3.1.22. Tax or Taxes. “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

3.1.23. Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.1.24 Transaction Expenses. “Transaction Expenses” shall mean and include all reasonable, actual, and documented out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, and investment bankers to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to (i) the authorization, preparation, negotiation, execution, and performance of this Agreement; (ii) the preparation, printing, filing, and mailing of any SEC Filings made or contemplated by that Party in connection with this Agreement and the transactions envisioned hereunder; and, (iii) all other matters related to the consummation of the transactions contemplated under this Agreement.

3.2    Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied. When used herein, the term “financial statements” shall include the notes and schedules attached thereto. The term “GAAP” means United States generally accepted accounting principles consistently applied as in effect from time to time.

3.3        Interpretation.

3.3.1.   Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

3.3.2.   Number and Gender. Wherever from the context it appears appropriate, (i) each term stated either in the singular or plural shall include the singular and plural; and, (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others.

3.3.3.   Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

3.3.4.   Article and Section Headings. The article and section headings used in this Agreement are inserted for convenience and identification only and are not to be used in any manner to interpret this Agreement.

3.3.5.   Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

3.3.6.   Entire Agreement. This Agreement and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties hereto in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein.

3.4       Additional Definitions and Interpretation Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii); the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (iii) all references to designated “Articles”, “Sections”, and to other subdivisions are to the designated Articles, Sections, and other subdivisions of this Agreement as originally executed; (iv) all references to “Dollars” or “$” shall be construed as being United States dollars; and, (v) the term “including” is not limiting and means “including without limitation”.

IV

SALE AND TRANSFER OF STOCK

4.1       Purchase and Sale. On the Closing Date specified in Section 12.1 herein, Seller shall sell, transfer, convey, assign, and deliver to OXMI, and OXMI shall purchase, acquire, and accept from Seller, the Stock, pursuant to this Agreement.

4.2    Purchase Price. At the Closing, OXMI shall acquire the Stock and all other rights and preferences hereunder for the total consideration at Closing represented by (i) the payment of all components of the Purchase Price reflected in Section 4.3, below; and, (ii) the Additional Purchase Price, as further described below. All items comprising the Purchase Price are collectively referred to herein as the “Base Purchase Price”.

4.3    Payment. The Base Purchase Price, except for the Additional Purchase Price, shall be payable at the Closing as follows:

4.3.1.   Cash Payment. OXMI shall pay Seller, or its designees, an aggregate amount of Five Million Eight Hundred Fifty Thousand Dollars ($5,850,000.00) by wire transfer of immediately available funds in accordance with the instructions and directions provided by Seller, as reflected on Schedule 4.3.1., attached hereto and incorporated herein by reference, upon which OXMI is entitled to rely. The Parties hereby further agree that the payments to be made by both Parties in accordance with Schedule 4.3.1. shall be strictly followed by the Parties and that any breach of Schedule 4.3.1. shall not be subject to or limited by the provisions of Section 16.8, below.

4.3.2.   Convertible Note. OXMI shall deliver to Seller, or its designees, its convertible promissory note (the “Convertible Note”) in the face amount of Two Million Three Hundred Fifty Thousand Dollars ($2,350,000.00), in the form attached hereto as Exhibit 4.3.2. and hereby incorporated by reference, and providing for the following terms and conditions, among others:

(a)    Simple interest at the rate of Prime plus one and one-half percent (1.5%) per annum, paid and adjusted every calendar quarter;

(b)    Principal due in full on or before 15 July 2008;

(c)    Convertible into OXMI Common Stock at the price of One Dollar and Seventy-Five Cents ($1.75) per share upon fifteen (15) calendar days written notice; and

(d)    OXMI shall have the right to make payment on the principal balance, in whole or in part, at any time and from time to time without penalty, upon fifteen (15) days written notice, during which time the holder may elect either to accept the prepayment or exercise its right to convert any amount of the principal of the Convertible Note which is to be prepaid.

(e)    The Convertible Note shall be subject to that certain Intercreditor Agreement which will be attached as an exhibit to the Convertible Note.

4.3.3.   Issued Shares. OXMI shall issue to Seller, or its designees, one million two hundred thousand (1,200,000) shares of duly authorized, validly issued, fully paid, and nonassessable shares of OXMI Common Stock, which shares are referred to herein as the “Issued Shares”.

4.3.4.   Warrants. OXMI shall issue to Seller, or its designees, warrants to purchase one million (1,000,000) shares of OXMI Common Stock (the “Warrants”) in the form of the Common Stock Warrant attached hereto as Exhibit 4.3.4. and incorporated herein by reference, which shall provide for, among other things:
(a)    The shares covered by the Warrants may be acquired for One Dollar and Seventy-Five Cents ($1.75) per share.

(b)    The Warrants shall expire five (5) years from Closing.

(c)    The Warrants shall not expire upon a sale of substantially all of the assets of OXMI, a merger involving OXMI, or a sale or similar acquisitive transaction of substantially all of the issued and outstanding OXMI Common Stock.

4.4        Additional Purchase Price. OXMI shall pay to Seller, or its designees, as the “Additional Purchase Price”, a monthly amount based upon digital conversions as described in Schedule 4.4, attached hereto and incorporated herein by reference. The total of the Additional Purchase Price shall in no event exceed Four Million Dollars ($4,000,000.00).

4.5       Taking of Necessary Action; Further Action. If, at any time after the Execution Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest OXMI with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of Hotel Corporation, the officers and directors of Seller will take all such lawful and necessary action.

4.6       Share Certificate. At the Closing, Seller shall deliver to OXMI the share certificates representing ownership of the Stock, duly endorsed for transfer, free and clear of all liens and encumbrances.

V

CERTAIN RETAINED AND EXCLUDED RIGHTS

5.1       Healthcare Business. As further defined and limited herein, Seller shall retain and remain in the healthcare business it conducted prior to the Closing, and shall retain ownership to and over the Excluded Assets, as defined in Section 5.3, below. However, other than as expressly provided for herein, Seller shall retain absolutely no rights of any kind to any of the Hotel Assets or the Hotel Business.

5.2       Assumed Liabilities. Except as expressly provided herein to the contrary or on Schedule 5.2, attached hereto and incorporated herein by reference, OXMI shall not, and expressly does not, assume any liabilities, obligations, or commitments of Hotel Corporation or Seller, known or unknown, accrued, contingent or otherwise, of whatsoever kind or nature.

5.3       Excluded Assets. Schedule 5.3, attached hereto and incorporated herein by reference, is the exhaustive list of those assets retained by Seller even though they were previously used by Seller in connection with its ownership and operation of the Hotel Business (the “Excluded Assets”).

5.4       Patent Assignment. Pursuant to that certain Patent License Agreement, attached hereto as Exhibit 5.4 and incorporated herein by reference, Hotel Corporation shall license to Seller that certain patent identified under the Patent License Agreement.
VI

INVENTORY AND INSPECTION

6.1       Inventory. At the sole discretion of OXMI, and at its own cost and expense, OXMI may take a complete inventory of the stock in trade and merchandise of Hotel Corporation at any time prior to the Closing, but only upon reasonable notice given to Seller, and only during the regular business hours of Hotel Corporation, and without unreasonably disrupting the Hotel Business, and only on the following days: July 10, 11, 12, 13, and 14. No item shown on the inventory shall be transferred to any person, or removed from the Premises, other than in Ordinary Course of Business.

6.2       Inspection. At the sole discretion of OXMI, and at its own cost, OXMI may undertake a complete inspection of the financial and business records of Hotel Corporation at any time prior to the Closing, but only during the regular business hours of Hotel Corporation, upon reasonable notice given to Seller, and without unreasonably disrupting the Hotel Business, and only on the following days: July 10, 11, 12, 13, and 14. In the event the transaction envisioned hereunder is not effected, for any reason, then OXMI shall maintain the confidentiality of the information it obtained during its inspection under this Article VI, which shall survive the execution and delivery of this Agreement and any termination of this Agreement.

VII

REPRESENTATIONS AND WARRANTIES BY SELLER REGARDING
THE SHARES AND THE TRANSFER OF HOTEL ASSETS

Except as expressly set forth to the contrary in Schedules attached to this Agreement, corresponding to the lettered and numbered Sections contained in this Article VII, Seller hereby represents and warrants to OXMI as follows in regard to the Shares, as of the Execution Date and as of the Closing Date, as supplemented and updated pursuant to this Agreement:

7.1       Authorized and Outstanding Stock. The authorized capital stock of Hotel Corporation consists of ten thousand (10,000) shares of common stock, $-0.000- par value, of which one thousand (1,000) shares are validly issued and outstanding, fully paid and nonassessable. No shares of the Stock have been issued in violation of any preemptive rights or any federal or state securities laws. No shares are held as treasury stock.

7.2       Title to the Stock. There are no outstanding subscriptions, options, warrants, calls, commitments, or agreements to which Hotel Corporation or Seller is a party or by which it is bound relating to its authorized or issued capital stock or the Stock, respectively. The Stock is owned beneficially and of record by Seller. Seller has full right and title to the Stock, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever (“Claims”), and full and unrestricted right and power to sell and deliver the Stock pursuant to the provisions of this Agreement without obtaining the consent or approval of any other person.

7.3       Transfer of the Stock. At the Closing and, upon consummation of the purchase contemplated hereby, OXMI will acquire from Seller good and marketable title to the Stock, free and clear of all Claims.

7.4       No Brokers. No broker or finder has acted for Seller of Hotel Corporation in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements, or understandings made by or on behalf of Seller or Hotel Corporation.

7.5       Full and Complete Transfer. The assignment and transfer by Seller of the Hotel Assets occurred prior to the Closing so that the Hotel Business was conducted by Hotel Corporation prior to the Closing. Said transfer consisted of all of the assets used by Seller in connection with its ownership and operation of the Hotel Business, with the sole exception of the Excluded Assets, and is reflected in the assignment document attached hereto as Exhibit 7.5 and incorporated herein by reference.

VIII

REPRESENTATIONS AND WARRANTIES BY SELLER REGARDING HOTEL
CORPORATION AND THE HOTEL BUSINESS

Except as expressly set forth to the contrary in Schedules attached to this Agreement, corresponding to the lettered and numbered Sections contained in this Article VIII, Seller hereby represents and warrants to OXMI as follows in regard to Hotel Corporation, as of the Execution Date and as of the Closing Date, as supplemented and updated pursuant to this Agreement:

8.1       Organization and Good Standing. Hotel Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois. Hotel Corporation has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

8.2       Foreign Qualifications. Hotel Corporation is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Schedule 8.2, attached hereto and incorporated herein by reference, contains a full and complete list of all states in which Seller was qualified to conduct the Hotel Business as of the Closing Date.

8.3       Organizational Documents. Seller has furnished to OXMI true and complete copies of its Articles of Incorporation and Bylaws, each as amended and as in effect on Execution Date. Hotel Corporation is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

8.4       Authorization.

8.4.1.   Operation of Business. Hotel Corporation and Seller each has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

8.4.2   Execution of Agreement. Seller Corporation has the requisite corporate power and authority and has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery, and performance by Seller of this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes the valid and binding obligations of Seller, enforceable in accordance with the respective terms.

8.5       Effect of Agreement. As of the Closing, the consummation by Seller of the transactions herein contemplated, including the execution, delivery, and consummation of this Agreement, will comply with all applicable law and will not:

(a)   Violate any judgment, statute, law, code, act, order, writ, rule, ordinance, regulation, governmental consent or governmental requirement, or determination or decree of any arbitrator, court, or other governmental agency or administrative body, which now or at any time hereafter may be applicable to and enforceable against the relevant party, work, or activity in question or any part thereof (collectively, “Requirement of Law”) applicable to or binding upon Hotel Corporation or Seller;

(b)   Violate (i) the terms of the Articles of Incorporation or Bylaws of Hotel Corporation or Seller; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon Hotel Corporation or Seller or to which Hotel Corporation or Seller is subject;

(c)   Accelerate or constitute an event entitling the holder of any indebtedness of Hotel Corporation to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d)   Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or any other properties of Seller or Hotel Corporation under any agreement, commitment, contract (written or oral) or other instrument to which Seller or Hotel Corporation is a party or by which it is bound or affected.

8.6       Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement and the performance of any obligations contemplated hereunder.

8.7       Legal Proceedings. Other than as otherwise provided for herein or reflected on Schedule 8.7, attached hereto and incorporated herein by reference, there are no legal, administrative, arbitral or other actions, claims, suits or proceedings or investigations instituted or pending or, to the Knowledge of Seller, threatened against Hotel Corporation or Seller, or against any property, asset, interest or right of Hotel Corporation or Seller, that might reasonably be expected to have a Material Adverse Effect or that might reasonably be expected to threaten or impede the consummation of the transactions contemplated by this Agreement.

8.8       Regulatory Compliance. To the best Knowledge of Seller, neither Seller nor Hotel Corporation has violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect. Further, Hotel Corporation and Seller have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from a failure of either Hotel Corporation or Seller to comply with ERISA that could result in either incurring any material liability. Neither Hotel Corporation nor Seller is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Hotel Corporation Act of 1940.

8.9       Capitalization. Other than as otherwise provided for herein or reflected on Schedule 8.9, attached hereto and incorporated herein by reference, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Hotel Corporation to issue, sell, or otherwise cause to become outstanding any of its capital stock.

8.10     Disclosure. The representations and warranties of Hotel Corporation and Seller, respectively, contained in this Agreement and in any writing, agreement, certificate, affidavit, statutory declaration, or other document delivered or given pursuant to this Agreement are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

8.11     Employee Benefit Plans. Except as set forth in Schedule 8.11, attached hereto and incorporated herein by reference, Hotel Corporation is not a party to any written or oral (i) contract with any labor union, (ii) bonus, pension, profit-sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing employees benefits, (iii) employment, agency, consulting or similar contract which cannot be terminated by it in one hundred twenty (120) days or less, without cost, or (iv) any other plan, agreement or arrangement governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

8.12     Permits and Licenses. Hotel Corporation has all licenses and permits (federal, state, and local) required by governmental authorities to own, operate, and carry on its business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

8.13     Customers and Suppliers. Seller has, prior to the Closing, provided to Hotel Corporation books and records of which contain a correct and complete list of each of the customers and suppliers of who dealt with Seller during the last five (5) years in regard to the Hotel Business (the “Customers and Suppliers”). Seller has taken all commercially reasonable steps to maintain the confidentiality of the Customers. To the best Knowledge of Seller:

(a)   None of the material Customers or Suppliers, or any other person or entity who had material business dealings with Seller will or may cease to continue such relationship with Hotel Corporation;

(b)   None of the material Customers or Suppliers, or any other person or entity who had material business dealings with Seller will or may substantially reduce the extent of such relations with Hotel Corporation at any time from or after the Closing;

(c)   There are no other existing or contemplated material modifications or changes in the business relationship of any Customers or Suppliers with Hotel Corporation;

(d)   There are no existing conditions or state of facts or circumstances which have or would have a Material Adverse Effect on the relationship of Hotel Corporation with Customers or Suppliers after Closing, or which has prevented or will prevent such business from being carried on after the Closing in essentially the same manner as it is currently carried on.

8.14     Leases and Similar Agreements. Except as set forth in Schedule 8.14, attached hereto and incorporated herein by reference, Seller was not (with regard to the Hotel Business) and Hotel Corporation is not a party to, nor are any of the Hotel Assets bound by or subject to, any leases or other similar agreements or instruments, whether as lessor or lessee. With regard to all such disclosed leases and similar agreements, Seller has delivered to Company any and all consents or waivers of other parties necessary for the continuation of the leases and similar agreements upon the same terms and conditions in effect as of the Closing.

8.15     Material Agreements. Except as set forth in Schedule 8.15, attached hereto and incorporated herein by reference, Seller (with regard to the Hotel Business) was not and Hotel Corporation is not, nor are any of the Hotel Assets, bound by or subject to, any of the following:

(a)   license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents or copyrights (or applications therefore), know-how or technical assistance, or other proprietary rights (other than trademark agreements which are entered into in the Ordinary Course of Business of Seller in conjunction with sales agreements;

(b)   agreement or other arrangement for the sales of goods or services by Seller to any government or governmental authority (other than pursuant to open purchase orders issued by such entities) related to the Hotel Business;

(c)   agreement with any vendor, distributor, dealer, sales agent or representative other than contracts or orders for the purchase or sale of goods made in the usual and Ordinary Course of Business at an aggregate price per contract or order of less than Fifty Thousand Dollars ($50,000) and term of less than ninety (90) days under any such contract or order;

(d)   agreement with any supplier or customer with respect to discounts (other than those reflected on Seller’s Hotel Corporation’s current price lists) or allowances or extended payment terms;

(e)   joint venture or partnership agreement with any other person;

(f)   agreement which restricts Seller or Hotel Corporation from doing business anywhere in the world; or

(g)   long-term services agreement in excess of Five Thousand Dollars ($5,000) per year.

8.16      Employees.

(a)   Schedule 8.16(a), attached hereto and incorporated herein by reference, contains a list of (i) all employees of Seller who performs services in regard to the Hotel Business and who Seller will not retain as an employee after the Closing, along with the position and the annual rate of compensation of each such person; and, (ii) all independent contractors of Seller retained to develop products for Seller in regard to the Hotel Business, along with a brief description of the terms of each such contractor’s arrangement.

(b)   To the Knowledge of Seller, no key employee or group of employees has any plans to terminate employment with Hotel Corporation.

(c)   Seller (with regard to the Hotel Business) was not and Hotel Corporation is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has no Knowledge of any organizational effort being made or threatened, either currently or within the past two (2) years, by or on behalf of any labor union with respect to employees of Seller or Hotel Corporation.

(d)   Except as set forth in Schedule 8.16(a), Seller has no knowledge of any former employees of Seller or Hotel Corporation engaged in an enterprise competitive with the Hotel Business.

(e)   Except as set forth in Schedule 8.16(a), and except as otherwise provided for herein, with regard to the Hotel Business, neither Hotel Corporation nor Seller is a party to any employment agreement, material independent contractor agreement, or similar material arrangement or agreement, whether it be reduced to written form or an oral promise.

8.17     Restrictive Covenant Agreements. Schedule 8.17, attached hereto and incorporated herein by reference, represents a list of all restrictive covenant agreements and arrangements held by Seller with regard to the Hotel Business. Copies of all such contracts are also attached hereto as part of Schedule 8.17.

8.18      Accounts Receivable. All accounts receivable of Seller with regard to the Hotel Business arose from valid sales transactions in the Ordinary Course of Business and represent valid obligations due Seller or Hotel Corporation, as appropriate, and represent valid obligations due Hotel Corporation or Seller, as appropriate, and are collectible in the Ordinary Course of Business in the aggregate recorded amounts thereof in accordance with their terms.

8.19      Insurance Policies. To the best Knowledge of Seller, all insurance policies maintained by Seller as of Closing on its assets, business, officers, and personnel related to the Hotel Assets and the Hotel Business provide adequate and sufficient liability and property damage coverage commensurate with the business practices of the Hotel Business, to the extent any such policies were in effect prior to Closing. The Hotel Business does not conduct any business which would result in the cancellation of, or a material increase in the premiums, for any of its insurance policies.

8.20      Environmental Matters. To the best Knowledge of Seller, with regard to matters of environmental compliance:

(a)   Seller has conducted and is conducting all aspects of its business, and has used and is using its properties, whether currently owned, operated or leased or owned, operated or leased by Seller at any time in the past; and at the time of acquisition of any security interest, all properties in which Seller has a security interest had always been used, in compliance with all applicable federal, and state and local environmental laws and regulations, except where the failure to comply with such laws and regulations, in the aggregate, has not had and could not have a material adverse effect on the condition (financial or otherwise), business or properties of Seller.

(b)   Neither Seller nor any property currently owned, operated or leased or which has been owned, operated or leased by Seller, , is subject to any existing, pending or threatened investigation, action or proceeding, including any notice of violation, by any governmental authority regarding contamination of any part of such property or infractions of any law, statute, ordinance or regulation or any license or permit issued by any government agency pertaining to health, industrial hygiene or environmental safety or environmental conditions on, under or about such property, except where such investigations, actions, proceedings, notifications or infractions, in the aggregate, have not had and could not have a material adverse effect on the condition (financial or otherwise), business or properties of Seller.

(c)   Except as set forth in Schedule 8.20, attached hereto and incorporated herein by reference, there are no underground storage tanks or toxic or hazardous wastes, substances, or materials, or pollutants or contaminants, including asbestos, presently located on or under any property which is currently or has been owned, operated or leased by Seller ; there were no underground storage tanks or toxic or hazardous wastes, substances, or materials, or pollutants or contaminants, including asbestos, located on or under any property in which Seller or Seller has or had an interest. As used herein, the terms toxic or hazardous wastes, substances or materials, pollutants and contaminants mean any material which is or becomes during the term of this Agreement regulated or controlled as a hazardous or toxic waste or environmental pollutant under any federal, state or local law, ordinance, order, decree or regulation currently in effect and applicable to Seller or any property owned, operated or leased by Seller.

8.21      Other Arrangements. Seller (with regard to the Hotel Business) was not and Hotel Corporation is not a party to any contract, commitment or agreement, nor are any of the Hotel Assets subject to, or bound or affected by, any Requirement of Law or any other restriction of any kind or character which is not applicable to Hotel Corporation or Hotel Business generally, which would, individually or in the aggregate, cause a Material Adverse Effect on Hotel Corporation. Seller (with regard to the Hotel Business) was not and Hotel Corporation is not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments contemplated by this Agreement, to any other person as a result of the consummation of the transactions contemplated herein.

8.22      Undisclosed Liabilities. Seller (with regard to the Hotel Business) did not and Hotel Corporation does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for liabilities shown on Schedule 8.22, attached hereto and incorporated herein by reference, which excludes all accrued vacation liability, if any (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

8.23      Material Defaults. Seller (with regard to the Hotel Business) was not and Hotel Corporation is not in material default, or alleged to be in default, under any material: agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which Hotel Corporation is or Seller was a party is in default thereunder, which default would materially and adversely affect the Hotel Assets or the Hotel Business.

8.24      Tax Matters.

(a)   Hotel Corporation and Seller have each filed all Tax Returns (federal, state and local) required to be filed by it, and all such Tax Returns filed are complete and accurate in all material respects.

(b)   Hotel Corporation and Seller have each paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (federal, state and local) due and payable by it.

(c)   Hotel Corporation and Seller have each collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities.

(d)   Hotel Corporation and Seller are each in compliance with the back-up withholding and information reporting requirements under the Code and any state, local, or foreign laws, and the rules and regulations thereunder.

(e)   No examination or audit of any Tax returns of Hotel Corporation or Seller by any governmental entity is currently in progress or, to the Knowledge of Seller, threatened or contemplated. Neither Seller nor Hotel Corporation has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

8.25      Title to Assets. Seller (with regard to the Hotel Assets) had and Hotel Corporation has good and marketable title to the Hotel Assets, free and clear of all liens, mortgages, conditional sale and other title retention agreements, pledges, assessments, tax liens, and other encumbrances of any nature, except as expressly disclosed on Schedule 8.25, attached hereto and incorporated herein by reference.

8.26      Condition of Assets. Subject to the reasonable wear and tear and the fair condition of the video tapes used in connection with the Hotel Business, Seller has no Knowledge of any fact which would constitute a Material Adverse Effect on the Hotel Assets. Seller further confirms that the Hotel Assets constitute all of the assets used in the conduct of the Hotel Business with the exception of the Excluded Assets, and are sufficient for the proper operation of the Ordinary Course of Business.

8.27      Intellectual Property Assets. The Intellectual Property Assets are all those necessary for the operation of the business of Hotel Corporation as it is currently conducted, and are listed on Schedule 8.27, attached hereto and incorporated herein by reference. Hotel Corporation is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets. No employee or former employee of Seller has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Hotel Corporation. With regard to different aspects of the Intellectual Property Assets:

8.27.1.   Patents.

(i)   All of the issued Patents are currently in material compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)   No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iii)   To Seller’s Knowledge, no Patent is infringed and has not been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by Hotel Corporation infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(iv)   All products made, used, or sold under the Patents have been marked with the proper patent notice.

8.27.2.    Trademarks.

(i)    All Marks that have been registered with the United States Patent and Trademark Office are currently in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety days after the Closing Date.

(ii)   No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is threatened with the respect to any of the Marks.

(iii)   To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(iv)   To Seller’s Knowledge, no Mark is infringed and has not been challenged or threatened in any way. None of the Marks used by Hotel Corporation infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(v)   All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

8.27.3.       Copyrights.

(i)   All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or Taxes or actions falling due within ninety (90) days after the date of Closing.

(ii)    To Seller’s Knowledge, no Copyright is infringed and has not been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iii)   All works encompassed by the Copyrights have been marked with the proper copyright notice.

8.27.4.       Trade Secrets.

(i)    With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

(ii)    Hotel Corporation has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

(iii)   Hotel Corporation has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of Hotel Corporation. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

8.28      Financial Condition. Seller has provided to OXMI audited financial statements of Seller for calendar years ended 2004 and 2005 (collectively, the “Seller Financial Statements”). Except as otherwise disclosed on Schedule 8.28, attached hereto and incorporated herein by reference, the Seller Financial Statements have been prepared in accordance with GAAP, or generally in accordance with GAAP as appropriate, applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of Seller as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of Seller.

8.29      No Material Adverse Change. Since 31 March 2006, there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of Seller with respect to the Hotel Business.

8.30      Product Warranty. No product manufactured, sold, leased, licensed or delivered by Seller with regard to the Hotel Business is subject to any guaranty, warranty, right of return or other indemnity beyond the documented terms and conditions of sale, license or lease (or any applicable warranty obligations imposed by law). Schedule 8.31, attached hereto and incorporated herein by reference, sets forth the aggregate expenses incurred by Seller and Hotel Corporation in fulfilling their obligations under their guaranty, warranty, right of return, swap out and indemnity provisions during each of the fiscal years and interim periods, as appropriate, covered by the Seller Financial Statements. Seller is not aware of any reason why such expenses should significantly increase as a percentage of sales in the future.

8.31      Other Matters. Neither Hotel Corporation nor Seller has taken or agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement.

8.32      Advice of Changes. Between the Execution Date hereof and the Closing Date, Seller shall promptly advise OXMI Corporation in writing of any fact which, if existing or known at the Execution Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Execution Date, would have made any of the representations contained herein untrue.

8.33      Investment Representation. Seller acknowledges that, upon issuance, the Issued Shares will not have been “registered” and will therefore be “restricted” securities, as these terms are used and defined under the Securities Act and the rules and regulations promulgated thereunder. By execution of this Agreement, Seller agrees, represents, and warrants that (i) its acquisition of the Issued Shares is for investment only, for its own account, and not with a view to “distribution” as that term is used under the Securities Act; (ii) it is an Accredited Investor; and, (iii) it has reviewed OXMI’s SEC Filings. Seller agrees that it shall not at any time make any sale, pledge, hypothecation, gift, or other transfer of the Issued Shares except pursuant to an effective registration statement under the Securities Act or pursuant to the provisions of Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, and in accordance with any applicable “blue sky” or other securities laws. Seller agrees that it has been informed that the Issued Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and it understands that any sale of the Issued Shares made in reliance upon Rule 144, or any other like rule, can be made only in limited amounts in accordance with the terms and conditions of those rules and, if those rules are not applicable, any resale may require compliance with another available exemption under the Securities Act or, in the alternative, may require registration of such shares. Seller acknowledges that, except as set forth in the Registration Rights Agreement discussed in Section 15.3, below, OXMI has made no representation or covenant that it shall conduct its affairs so as to permit sales under Rule 144 and except as otherwise provided for herein, OXMI is under no obligation to register or repurchase the Issued Shares. Seller further acknowledges that OXMI shall cause a legend to be placed on the certificates representing the Issued Shares to reflect the foregoing.

IX

REPRESENTATIONS AND WARRANTIES BY OXMI

Except as expressly set forth to the contrary in Schedules attached to this Agreement, corresponding to the lettered and numbered Sections contained in this Article IX, OXMI hereby represents and warrants to Seller as follows, as of the Execution Date and as of the Closing Date, as supplemented and updated pursuant to this Agreement:

9.1      Organization and Qualification. OXMI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. OXMI is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

9.2      Authorization.

9.2.1.   Operation of Business. OXMI has the requisite corporate power and authority and all requisite licenses, permits and franchises necessary to own and operate its properties and to carry on its business as now being conducted.

9.2.2    Execution of Agreement. OXMI has the requisite corporate power and authority and has obtained all approvals and consents necessary to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations have been secured which are necessary to authorize the execution, delivery and performance by OXMI of this Agreement. This Agreement has been duly and validly executed and delivered by OXMI and constitutes the valid and binding obligations of OXMI, enforceable in accordance with the respective terms.

9.3       Effect of Agreement. As of the Closing, the consummation by OXMI of the transactions herein contemplated, including the execution, delivery and consummation of this Agreement, will comply with all applicable law and will not:

(a)   Violate any Requirement of Law applicable to or binding upon OXMI or the OXMI Common Stock to be issued hereunder;

(b)   Violate (i) the terms of the Certificate of Incorporation or Bylaws of OXMI; or, (ii) any material agreement, contract, mortgage, indenture, bond, bill, note, or other material instrument or writing binding upon OXMI or to which OXMI is subject;

(c)   Accelerate or constitute an event entitling the holder of any indebtedness of OXMI to accelerate the maturity of such indebtedness or to increase the rate of interest presently in effect with respect to such indebtedness; or

(d)   Result in the breach of, constitute a default under, constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any part of the assets of OXMI or any other assets of OXMI under any agreement, commitment, contract (written or oral) or other instrument to which OXMI is a party, or by which any of its assets (or any part thereof) is bound or affected.

9.4       Consents. No consents, approvals or other authorizations or notices, other than those which have been obtained and are in full force and effect, are required by any state or federal regulatory authority or other Person or entity in connection with the execution and delivery of this Agreement and the performance of any obligations contemplated hereunder.

9.5    Legal Proceedings. Other than as otherwise provided for herein or reflected Schedule 9.5, attached hereto and incorporated herein by reference, there is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or to the best knowledge of OXMI, threatened against OXMI (or in which OXMI is plaintiff or otherwise a party thereto), and, to the best knowledge of OXMI, there are no facts existing which might result in any such claim, action, suit, arbitration, investigation, hearing, notice of claim or other legal, administrative or governmental proceeding. OXMI has not waived any statute of limitations or other affirmative defense with respect to any of its liabilities. There is no continuing order, injunction, or decree of any court, arbitrator, or governmental or administrative authority to which OXMI is a party or to which it or any of its assets are subject. OXMI has not been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or regulatory body from engaging in or continuing any conduct or practice.

9.6       Regulatory Compliance. To the best Knowledge of OXMI, it has not violated any Requirement of Law, the violation of which would be reasonably likely to have a Material Adverse Effect. Further, OXMI and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from OXMI’s failure to comply with ERISA that could result in OXMI’s incurring any material liability. OXMI is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Seller Act of 1940.

9.7       Capitalization. OXMI is authorized to issue one hundred million (100,000,000) shares of OXMI Common Stock, and one million (1,000,000) shares of preferred stock. There are eighteen million one hundred eighty one thousand eight hundred seven (18,181,807) shares of OXMI Common Stock issued and outstanding as of the Closing and prior to the consummation of the transactions envisioned hereunder; and, there are four thousand (4,000) shares of preferred stock issued and outstanding. Immediately after Closing, there will be twenty-one million eight hundred forty one eight hundred seven (21,841,807) shares of OXMI Common Stock issued and outstanding, and four thousand (4,000) shares of preferred stock issued and outstanding. All of the issued and outstanding stock of OXMI has been duly authorized and is validly issued, fully paid, and nonassessable. Other than as otherwise provided for herein or as reflected on Schedule 9.7, attached hereto and incorporated herein by reference, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require OXMI to issue, sell, or otherwise cause to become outstanding any of its capital stock.

9.8       OXMI Common Stock to be Issued. The OXMI Common Stock to be issued pursuant to the provisions of this Agreement will, upon such transfer, be duly authorized, legally and validly issued, fully paid and nonassessable, and free and clear of all liens, mortgages, pledges, and other encumbrances of any nature, unless expressly provided herein to the contrary.

9.9       Undisclosed Liabilities. OXMI does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, except for (i) liabilities set forth in the SEC Filings of OXMI; and, (ii) liabilities which have arisen after 31 March 2006 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

9.10    Material Defaults. OXMI is not in material default, or alleged to be in default, under any material agreement, contract, lease, mortgage, commitment, instrument or obligation, and no other party to any agreement, contract, lease, mortgage, commitment, instrument or obligation to which OXMI is a party is in default thereunder, which default would materially and adversely affect the properties, assets, business or prospects of OXMI.

9.11      Tax Matters.

(a)   OXMI has filed all Tax Returns (federal, state and local) required to be filed by it, or is preparing to do so, and all such Tax Returns filed are complete and accurate in all material respects. Any such Tax Returns not yet filed will not have a Material Adverse Effect.

(b)   OXMI has paid all Taxes shown to be due and payable on the returns or any assessments or penalties received by it and all other Taxes (federal, state and local) due and payable by it.

(c)   OXMI has collected and withheld all Taxes which it has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities.

(d)   OXMI is in compliance with the back-up withholding and information reporting requirements under the Code and any state, local, or foreign laws, and the rules and regulations thereunder.

(e)   No examination or audit of any Tax returns of OXMI by any governmental entity is currently in progress or, to the Knowledge of OXMI, threatened or contemplated. OXMI has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

9.12     Financial Condition. The financial statements of OXMI as reflected in the most recently filed OXMI’s SEC Filings requiring to contain financial statements (collectively, the “OXMI Financial Statements”) present fairly the financial position, results of operations, and cash flows of OXMI at the dates and for the fiscal periods then ended, in accordance with GAAP or generally in accordance with GAAP, as appropriate. There has been no Material Adverse Change in the OXMI Financial Statements.

9.13     Disclosure. The representations and warranties of OXMI contained in this Agreement and in the SEC Filings of OXMI and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading.

9.14     Advice of Changes. Between the Execution Date hereof and the Closing Date, OXMI shall promptly advise Seller in writing of any fact which, if existing or known at the Execution Date, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the Execution Date, would have made any of the representations contained herein untrue.

9.15     Securities Representations. With regard to its acquisition of the Stock hereunder, OXMI hereby represents as follows:

(a)    OXMI has sufficient knowledge and experience in business and financial matters that it is capable of evaluating the risks and merits of acquiring the Stock.

(b)   The Stock is being acquired by the OXMI for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of the Stock. OXMI understands that the Stock has not been registered under the Securities Act of 1933 or any state securities laws, and OXMI cannot sell or transfer the Stock unless they have been registered under the Securities Act or applicable state securities laws or subject to an exemption from such registration requirements.

(c)   OXMI is an Accredited Investor.

9.16     Permits and Licenses. OXMI has all licenses and permits (federal, state, and local) required by governmental authorities to own, operate, and carry on its business as now being conducted, and such licenses and permits are in full force and effect. No violations are or have been recorded in respect to the licenses or permits, included but not limited to fire and health and safety law violations, and no proceeding is pending or threatened looking toward the revocation or limitation of any of them.

9.17     No Material Adverse Change. Other than as reported in the SEC Filings of Oxford, since 31 March 2006, there has been no Material Adverse Change in the business, financial condition, results of operations, assets, or liabilities of Seller with respect to the Hotel Business.

9.18     Other Matters. OXMI has not taken or agreed to take any action, and has no Knowledge of any fact or circumstances that would materially impede or delay the consummation of the transactions contemplated under this Agreement.

X

CONDUCT OF BUSINESSES PRIOR TO CLOSING

10.1     Respective Businesses. Each of the Parties hereby covenants and agrees that, prior to the Closing, unless the prior written consent of the other Parties shall have been obtained, which consent shall not be unreasonably withheld, and except as otherwise contemplated in this Agreement, each of the Parties shall operate its respective business, and the business of each of their respective Subsidiaries, only in the usual, regular, and Ordinary Course of Business and in accordance with its prior practices, and shall use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises, and business and customer relations necessary to run its business as currently run.

10.2     Forbearances. From the Execution Date until the Closing, each of the Parties covenants and agrees to ensure that neither OXMI nor Seller (with regard to Hotel Corporation and the Hotel Business), other than as contemplated in this Agreement or as otherwise disclosed in writing to the other Party or subject to public disclosure, do any of the following without the prior written consent of the other Party, which consent shall not be unreasonably withheld:

(a)   declare, set aside, make or pay any dividend or other distribution in respect of its capital stock or otherwise purchase or redeem, directly or indirectly, any shares of its capital stock;

(b)   issue, sell or deliver or enter into any agreement to issue, sell or deliver any shares of its capital stock or any options, warrants, or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase, sell or deliver any such shares, or any securities convertible into or exchangeable for any such shares, or effect any stock split, or otherwise change, combine or reclassify its authorized capitalization;

(c)   incur any indebtedness or issue or sell any debt securities or prepay any debt;

(d)   mortgage, pledge or otherwise subject to any material lien or lease, any of its properties or assets, tangible or intangible or permit or suffer any such property or asset to be subjected to any material lien or lease; or license or dispose of any material assets, except in the Ordinary Course of Business consistent with its prior practice;

(e)   forgive or cancel any debts or claims, or waive any rights, except for fair value;

(f)    modify or extend the current term of any material agreement, or waive any material rights thereunder;

(g)   pay any bonus to any employee or agent or contractor, or grant to any employee or agent or contractor any increase in compensation except in the Ordinary Course of Business consistent with its prior practice, or enter into any employment, severance, termination or similar agreement with any employee or agent or contractor;

(h)   amend its Certificate of Incorporation or Bylaws or any other organizational documents;

(i)    make any material changes in policies or practices relating to business practices or other terms accounting therefore or in policies of employment;

(j)    enter into any type of business not conducted by it as of the Execution Date or create or organize any subsidiary or enter into or participate in any joint venture or partnership;

(k)      except as otherwise expressly contemplated by this Agreement, enter into any agreement or transactions with any Affiliates or make any amendment or modification to any such agreement;

(l)    make or change any election in respect of Taxes or settle any claim related to Taxes; or

(m)    enter into any contract, commitment or arrangement to do any of the foregoing.

10.3     Full Access. Subject to the limitations otherwise provided for herein, each Party will permit representatives of the other to have full access to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each Party. Each Party will treat and hold as such any Confidential Information it receives from the other in the course of the reviews contemplated by this Section 10.3, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the other Party all tangible embodiments (and all copies) thereof which are in its possession.

10.4     Exclusivity. Seller hereby covenants and agrees to ensure that neither Seller nor any of its Subsidiaries solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to all or any of the capital stock or assets of Seller (including any acquisition structured as a merger, consolidation, or share exchange). Seller shall notify OXMI immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

10.5     SEC Acquisition Filings.

10.5.1. OXMI Obligation to File. As promptly as practicable after the execution of this Agreement, OXMI will prepare and file with the SEC any and all additional SEC Filings which are reasonably required as a result of the transactions envisioned hereunder (together with any amendments thereof or supplements thereto, collectively referred to herein as the “SEC Acquisition Filings”). OXMI will use its reasonable best efforts to cause the SEC Acquisition Filings to become effective as promptly as practicable, and, will take all or any action required under any applicable federal or state securities laws in connection with the acquisition envisioned hereunder. Each of OXMI and Seller will furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the SEC Acquisition Filings. None of the SEC Acquisition Filings will be filed with the SEC by, and no amendment or supplement to the SEC Acquisition Filings will be made by, OXMI without the approval of Seller, (which approval will not be unreasonably withheld or delayed). OXMI will advise Seller, promptly after it receives notice thereof, of the time when the SEC Acquisition Filings become effective or any supplement or amendment has been filed, and of all other communications from the SEC in regard to the SEC Acquisition Filings.

10.5.2. Accuracy of Information. OXMI shall ensure that the information included in the SEC Acquisition Filings will not, at (i) the time the SEC Acquisition Filings are declared effective; and, (ii) the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Closing Date any event or circumstance relating to OXMI or any of its officers or directors should be discovered by OXMI which should be set forth in an amendment or a supplement to the SEC Acquisition Filings, OXMI will promptly inform Seller. The SEC Acquisition Filings will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, and the Exchange Act and the rules and regulations thereunder.

10.6     Mutual Obligations.  The Parties agree as follows with respect to the period from and after the Execution Date up to and including the Closing:

10.6.1. General. Each of the Parties will use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of all conditions for Closing established herein).

10.6.2. Notices and Consents. Each Party will give any notices to third parties, and will use its best efforts to obtain any third party consents the other reasonably may request in connection with the transactions contemplated hereunder.

10.6.3. Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to herein.

10.6.4. Notice of Developments. Until the Closing, each Party shall promptly notify the other Party in writing of any fact, change, condition or circumstance of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article X becoming incapable of being satisfied. Each Party shall have the right prior to the Closing to supplement and update the Schedules attached to this Agreement with respect to any fact, change, condition or circumstance occurring after the date of this Agreement which would have been required to be set forth on or described in such Schedules had it occurred prior to the date of this Agreement. Any such supplemental disclosure will be deemed to not have been disclosed solely for the purposes of determining whether the conditions set forth in Article X have been satisfied.

XI

CONDITIONS PRECEDENT

11.1     Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions, any or all of which Seller may waive if it executes a writing so stating at or prior to the Closing:

(a)   OXMI shall have procured all necessary third party consents;

(b)   The representations and warranties set forth in Article IX shall be true and correct in all material respects at and as of the Closing Date;

(c)   OXMI shall have performed and complied with all of its respective covenants hereunder in all material respects through the Closing;

(d)   No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(e)   An executive of officer of OXMI shall have delivered to Seller a certificate to the effect that, to his Knowledge, the conditions in paragraphs (a), (b), and (c), above, have been satisfied;

(f)   All Settlement Documents have been executed by OXMI, as appropriate; and

(g)   All actions to be taken by OXMI in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

11.2     Conditions to Obligations of OXMI. The obligation of OXMI to consummate the transactions to be performed by each in connection with the Closing is subject to satisfaction of the following conditions, any or all of which OXMI may waive if it executes a writing so stating at or prior to the Closing.

(a)   Seller shall have procured all necessary third party consents;

(b)   The representations and warranties set forth in Articles VII and VIII, above, shall be true and correct in all material respects at and as of the Closing Date;

(c)   Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(d)   No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or, (iii) affect adversely the right of OXMI to own Hotel Corporation, the Hotel Business, and otherwise operate the Hotel Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(e)   An executive officer of Seller shall have delivered to OXMI a certificate to the effect that, to his Knowledge, the conditions in paragraphs (a), (b), and (c), above, have been satisfied;

(f)   All Settlement Documents have been executed by Seller, as appropriate; and

(g)   All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to OXMI.

XII

TERMINATION

12.1     Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors as provided below:

(a)   Seller may terminate this Agreement by giving written notice to OXMI at any time prior to the Closing Date (i) in the event OXMI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and Seller has notified OXMI of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before the 19th day of July, 2006, through no fault of Seller.

(b)   OXMI may terminate this Agreement by giving written notice to Seller at any time prior to the Closing Date (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and OXMI has notified Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or, (ii) if the Closing shall not have occurred on or before the 19th day of July, 2006, through no fault of OXMI.

12.2     Effect of Termination. If any Party terminates this Agreement pursuant to this Article XII, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach, and except for the applicable provisions of the (i) Memorandum Agreement dated 02 June 2006 (specifically including but not limited to Section 10, which provides as follows: “Oxford’s obligation to consummate the Transaction is subject only to: (a) Oxford's inability to secure a financial commitment for the Transaction on or before May 31, 2006 [which condition OXMI has agreed and hereby confirms has been satisfied and expressly waived by OXMI]; (b) Oxford's satisfaction, in its sole discretion, with the results of its due diligence review of SVI and the Hotel Business, which due diligence shall be completed no later than June 16, 2006 [which condition OXMI has agreed and hereby confirms has been satisfied and expressly waived by OXMI]; (c) Oxfords' inability to secure its board of directors approval, on or before June 16, 2006 to consummate the Transaction; (d) no material adverse change (considered as a whole) having occurred in the Hotel Business up to or at the Closing; (e) no material and uncured breach of the purchase agreement by SVI; (f) if necessary, an inability to assign or renegotiate any material content agreement or any other material agreement of the Hotel Business which would have a material adverse affect on the Hotel Business (considered as a whole); (g) the Selected Employees failure to enter into the requisite Employment Agreements [which condition OXMI has agreed and hereby confirms has been satisfied and expressly waived by OXMI] and (h) a failure by SVI to enter into mutually acceptable service agreement, as further discussed below in Section 11. If Oxford fails to notify SVI of any occurrence listed in this Section 10(a) on or before May 31, 2006, or Section 10 (b) or (c) on or before June 16, 2006, and Oxford fails to close the Transaction, except for the reasons set forth in Sections 10(d), (e), (f), (g) [which condition OXMI has agreed and hereby confirms has been satisfied and expressly waived by OXMI], or (h), Oxford shall promptly pay to SVI a cash payment of Six Hundred Fifty Thousand and No/100 Dollars ($650,000.00)”; and, (ii) the Amendment to Memorandum Agreement dated 22 June 2006, executed by the Parties (collectively, the “Memo Agreements”). The confidentiality provisions contained herein shall survive any such termination.

XIII

REGULATORY FILINGS

13.1  Required Filings. The Parties shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity. As promptly as practicable after the date hereof, the Parties shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any governmental entity in connection with the Merger and the transactions contemplated hereby.

13.2  Exchange Of Information. Each of the Parties shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 13.1, above. Except where prohibited by applicable legal requirements, each of the Parties shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any governmental entity by or on behalf of any Party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any governmental entity in connection with this Agreement or the transactions contemplated hereby. However, with respect to any such filing, presentation or submission, each of the Parties need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any governmental entity applicable to such Party requires such Party to restrict or prohibit access to any such properties or information.

13.3  Notification. Each of the Parties will notify the other promptly upon the receipt of: (i) any comments from any officials of any governmental entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any governmental entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable legal requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 13.1, above, the responsible Party will promptly inform the other of such occurrence and cooperate in filing with the applicable governmental entity such amendment or supplement.

XIV

CLOSING DATE AND EFFECTIVE DATE

14.1  Closing Date. The closing of the transactions contemplated under this Agreement (the “Closing”) and the transfer of the Stock by Seller to OXMI shall have taken place on the 14th day of July, 2006, at such place as the Parties may agree, or at such other time as the Parties may agree, but in no event later than the 19th day of July, 2006. The date on which the Closing occurs is also referred to herein as the “Closing Date”.

14.2  Obligations of Seller. At the Closing, Seller shall deliver or cause to be delivered to OXMI:

(a)   Share certificates representing the Stock, duly endorsed for transfer, free and clear of all liens and encumbrances, dated as of the Closing;

(b)   Executed Settlement Documents; and

(c)   Any governmental and third party consents, approvals, assurances or UCC-2 termination statements necessary for the consummation of the transactions contemplated by this Agreement or as may be required to permit Seller to deliver the Stock free and clear of any and all liens, claims, encumbrances or restrictions.

14.3  Obligations of OXMI. At the Closing, OXMI shall deliver or cause to be delivered to Seller:

(a)   The Cash Payment;

(b)   The Convertible Note;

(c)   The Issued Shares;

(d)   The Warrants; and

(b)   Executed Settlement Documents.

14.4     Effective Date. Notwithstanding the actual Closing Date, the Parties hereby agree that for all legal, tax, and all other relevant purposes that the Closing was effective as of and of the 1st day of July, 2006 (the “Effective Date”), with OXMI to be treated as the owner of the Stock as of and on the Effective Date.

14.5  Memo Agreements. Except as otherwise provided under Section 12.2, Section 14.5 or Section 15.7, herein, upon Closing the Memo Agreements shall become completely null and void, and superseded in all respects by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the following shall apply:

(a)   If OXMI: (i) executes and delivers this Agreement to Andrew Rubenstein before 8:00 p.m. (Chicago time) on July 19, 2006; (ii) initials forms of all Exhibits to this Agreement and delivers such Exhibits to Andrew Rubenstein before 8:00 p.m. (Chicago time) on July 19, 2006; (iii) fully executes and delivers to Andrew Rubenstein all closing documents and deliveries associated with the transaction contemplated hereby before 5:00 p.m. (Chicago time) on July 20, 2006; and (iv) transfers the cash payment due at the Closing, and such cash payment is received by wire transfer in immediately available funds by Seller (or its designees, as appropriate) before 5:00 p.m. (Chicago time) on July 20, 2006; then the liquidated damages in Section 10 of the Memo Agreement shall not apply and the representative of Seller referred to above will distribute such closing documents and deliveries to the Parties and the Parties will close the transaction contemplated hereby.

(b)   If OXMI: (i) executes and delivers this Agreement to Andrew Rubenstein before 8:00 p.m. (Chicago time) on July 19, 2006; (ii) initials forms of all Exhibits to this Agreement and delivers such Exhibits to Andrew Rubenstein before 8:00 p.m. (Chicago time) on July 19, 2006; (iii) fully executes and delivers to Andrew Rubenstein all closing documents and deliveries associated with the transaction contemplated hereby (with the sole exception of the cash payment due at the Closing) before 5:00 p.m. (Chicago time) on July 20, 2006; and (iv) transfers the cash payment due at the Closing, and such cash payment is received by wire transfer in immediately available funds by Seller (or its designees, as appropriate) after 5:00 p.m. (Chicago time) on July 20, 2006 but before 10:00 a.m. (Chicago time) on July 24, 2006; then the liquidated damages in Section 10 of the Memo Agreement shall not apply and the representative of Seller referred to above will distribute such closing documents and deliveries to the Parties and the Parties will close the transaction contemplated hereby. In addition, OXMI agrees to amend and restate the Warrants such that the Warrants are exercisable at One Dollar ($1.00) per share.

(c)   If OXMI: (i) executes and delivers this Agreement to Andrew Rubenstein before 8:00 p.m. (Chicago time) on July 19, 2006; (ii) initials forms of all Exhibits to this Agreement and delivers such Exhibits to Andrew Rubenstein before 8:00 p.m. (Chicago time) on July 19, 2006; (iii) fully executes and delivers to Andrew Rubenstein all closing documents and deliveries associated with the transaction contemplated hereby (with the sole exception of the cash payment due at the Closing) before 5:00 p.m. (Chicago time) on July 20, 2006; and (iv) transfers the cash payment due at the Closing plus Six Hundred Fifty Thousand Dollars ($650,000), and such cash payment is received by wire transfer in immediately available funds by Seller (or its designees, as appropriate) after 10:00 a.m. (Chicago time) on July 24, 2006 but before 5:00 p.m. (Chicago time) on July 28, 2006; then the representative of Seller referred to above will distribute such closing documents and deliveries to the Parties and the Parties will close the transaction contemplated hereby. In addition, OXMI agrees to amend and restate the Warrants such that the Warrants are exercisable at One Dollar ($1.00) per share.

(d)   If OXMI fails to comply with either of paragraphs (a), (b) or (c) above, then the liquidated damages in Section 10 of the Memo Agreement of Six Hundred Fifty Thousand Dollars ($650,000) will apply and will be due and payable.

(e)   Notwithstanding anything to the contrary contained in paragraphs (a), (b) or (c) above, if that certain Intercreditor Agreement which will be attached as an exhibit to the Convertible Note (the "Intercreditor Agreement") is available for execution by Marsha S. Glazer, the Marital Trust under the Richard L. Owens Trust Dated November 24, 1992 and Andrew Rubenstein (collectively, the "Subject Signatories") in a form substantially similar to that discussed at approximately 5:30 p.m. (Chicago time) during a conference call participated in by representatives of OXMI, Seller and OXMI's lender (and their respective legal counsel), and such Intercreditor Agreement is not signed by any or all of the Subject Signatories, then any failure of OXMI to comply with either of subparagraphs (a)(iv), (b)(iv) or (c)(iv) above, due solely to the fact that such Intercreditor Agreement is not signed by any or all of the Subject Signatories, will not result in the Warrants being amended and restated such that the Warrants are exercisable at One Dollar ($1.00) per share.

XV

ADDITIONAL OBLIGATIONS AND AGREEMENTS

15.1  Brokers. Each Party to this Agreement represents and warrants that no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby and that no broker or finder is entitled to any brokerage or finder’s fee or other commission. Each Party to this Agreement agrees to indemnify and hold harmless the other parties hereto with respect to any claim for any brokerage or finder’s fee or other commission.

15.2  Registration Rights Agreement. On the Closing, and as an express condition to Closing, the Parties shall execute and enter into that certain Registration Rights Agreement attached hereto as Exhibit 15.2 and incorporated herein by reference, pursuant to which, among other things, OXMI shall covenant to register the Issued Shares and the OXMI Common Stock into which the Convertible Note and the Warrants can be converted or acquired, respectively, under the Securities Act within one hundred eighty days of the Closing.

15.3  Hotel Employees. Prior to or at the Closing, Seller will terminate the employment of all employees actively involved in the operation of the Hotel Business and who are hired by Hotel Corporation (the “Hotel Employees”). Seller will be solely responsible for paying to all of its employees, including but not limited to the Hotel Employees, all salary, bonuses, and severance benefits, if any, accrued as of the Effective Date. Hotel Corporation shall be solely responsible for all accrued vacation benefits of the Hotel Employees, in addition to providing to the Hotel Employees any COBRA and continuation medical coverage as may be required. Seller will provide reasonable assistance to OXMI, without charge, to assist OXMI in employing the Hotel Employees. Hotel Corporation shall not be deemed to be a successor employer for any of the Hotel Employees. Solely for determining their vacation accrual rate and their eligibility for participation in the standard employee benefit plans, if any, adopted by Hotel Corporation, OXMI will credit the Hotel Employees with such employee’s respective date of hire with Seller. OXMI shall not be liable to Seller or any employee of Seller by reason of Hotel Corporation’s employment of any employee, failure to offer employment to or to employ any employee, or with respect to wages, salaries, commissions, bonuses, severance pay, pension or other retirement plans, fringe benefits, employee benefits, or any other rights relating to employment with Seller (other than vacation pay for Hotel Employees, which is assumed by Hotel Corporation hereunder).

15.4  Services and Support Agreement. On the Closing, Seller and Hotel Corporation will enter that certain Services and Support Agreement, attached hereto as Exhibit 15.4 and incorporated herein by reference (the “Services Agreement”). The Services Agreement and the Sublease shall reflect that Seller shall be granted, as part of the Purchase Price hereunder, a Three Hundred Thousand Dollar ($300,000) credit for all services and support to be provided thereunder, including but not limited to rent and other amounts. The credit shall be applied over the first thirty (30) months of the Services Agreement and the Sublease, with the credit applied in accordance with the payment provisions contained in the Services Agreement and the Sublease, respectively. The Services Agreement, specifically including the credit, shall be freely assignable by Seller in connection with a Change in Control, as defined in the Services Agreement. To the extent that the full amount of the credit is not exhausted after thirty (30) months, there shall be no carry-over and no further payment or credit due from Hotel Corporation to Seller in that regard. The Services Agreement shall be on further terms and conditions reasonably acceptable to the Parties. In the event the Parties are unable to reach an agreement as to any point to be included in the Services Agreement, Closing shall not be delayed and neither Party may use this as an excuse to not Close.

15.5  Board of Directors Participation. Up to and until (i) all amounts due under the Convertible Note are paid-in-full; or, (ii) all amounts due under the Convertible Note are converted, in full, into OXMI Common Stock (or any replacement security permitted under the terms of the Convertible Note), Seller shall be granted the right to appoint two (2) ex-officios/invitees (“Seller Board Observers”) to the board of directors of OXMI, which individuals shall be subject to the reasonable approval of OXMI. The Seller Board Observers shall have full rights of participation in all meetings of the board of directors of OXMI, other than voting rights. However, OXMI reserves the right to withhold participation of Seller Board Observers (i) due to a Requirement of Law (specifically including but not limited to The Sarbanes-Oxley Act of 2002); or, (ii) in the event that the Chief Executive Officer of OXMI determines in good faith that the Board will discuss a matter in executive session, then the Board of OXMI may require that the Seller Board Observers be excluded from such meeting provided that all Board observers are similarly excluded. The participation of the Seller Board Observers shall not be a prerequisite to OXMI convening any board meeting.

15.6  Settlement Documents. Concurrent with the execution hereof, the Parties shall execute a number of additional agreements, among these being the Convertible Note, Common Stock Warrant, Registration Rights Agreement, Services Agreement, and the Sublease Agreement required under the Services Agreement. The foregoing documents, together with this Agreement and any other agreements attached hereto as Exhibits, will be referred to herein as the “Settlement Documents”.

15.7  Payment of Transaction Expenses. Except in the event of the breach of this Agreement by one Party, and except as otherwise provided under Section 12.2, above, or in the Memo Agreements, all Transaction Expenses incurred by each Party will be borne solely and entirely by the Party that incurred such Transaction Expenses. In the event of the breach of this Agreement by one Party, the payment by the breaching Party of the Transaction Expenses for the other Party shall not relieve the breaching any Party of any liability or damages resulting from any breach by such Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement or under the Memo Agreements.

15.8  Public Disclosure. Without limiting any other provision of this Agreement, unless otherwise required by a Requirement of Law or the requirements of any listing agreement with any applicable stock exchange, the Parties will use their reasonable best efforts to consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any other applicable national or regional securities exchange.

15.9  Books and Records. Seller shall deliver to OXMI all corporate books and records of Hotel Corporation in its possession or reasonably under its control.

15.10   Taxes.

15.10.1. Payment of Taxes: Filing of Returns. Seller shall remain liable for the filing of all tax returns and reports and for the payment of all federal, state and local taxes of Hotel Corporation for any period ending on or prior to the Closing Date. Seller shall remain so liable for the payment of all of its taxes attributable to or relating to the consummation of the transactions contemplated herein, and shall indemnify and hold OXMI and Hotel Corporation harmless from and against all liability in connection therewith.

15.10.2. Sales Taxes. Seller shall be solely responsible for the payment of any and all income, sales, use, and other Taxes of any kind arising out of (i) the consummation of the transaction undertaken by Seller to form Hotel Corporation and to transfer the Hotel Assets and the Hotel Business to it; and, (ii) the sale of the Stock to OXMI. Seller shall similarly be responsible for the filing of all necessary tax returns and reports with respect to such Taxes, and shall indemnify and hold OXMI and Hotel Corporation harmless from and against all liability in connection therewith.

15.11   Continued Use Of Name. Immediately upon Closing, Seller shall make no further use of the name “SVI”, or any reasonably related derivation thereof, for any purpose, other than as specifically provided for to the contrary under the Services Agreement.

15.12   Restrictive Covenants.

15.12.1. Non-Disclosure. Seller shall ensure that neither it nor any of its current or future shareholders, directors, officers, or senior management employees other than those employed by Hotel Corporation after Closing (each a “Restricted Party”, and collectively the “Restricted Parties”) at any time after the Execution Date, unless specifically consented to in writing by OXMI, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any Confidential Information concerning any matters affecting or relating to the business of the Hotel Business, including, but not limited to the names, buying habits, or business of any of its customers or suppliers, its marketing methods and related data, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, sales costs, lists or other written records used in the Hotel Business, compensation paid to employees and other terms of employment, or any other Confidential Information of, about, or concerning the business of the Hotel Business, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, confidential, and proprietary and affect the successful conduct of the business of the Hotel Business and its goodwill, and that any breach of any term of this Section 15.12 is a material breach of this Agreement.

15.12.2. Competition Covenant. At no time during the five (5) year period following the Execution Date shall any Restricted Party:

(a) Directly or indirectly, in an individual or representative capacity, own an interest in, operate, join, control, finance (whether as a lender or investor), share in the earnings of, participate in, engage in or be connected as an officer, employee, agent, independent contractor, partner, shareholder, member, consultant, employer, investor, or principal of any corporation, partnership, proprietorship, firm, association, person, or any other entity engaged in any aspect of the Hotel Business inside the United States, or which is otherwise in competition with the Hotel Business.

(b) Permit the name of any Restricted Party to be used, directly or indirectly, by any person, corporation, partnership or other business entity engaged in the Hotel Business within the United States.

15.12.3. Customer Accounts. Seller hereby acknowledges and agrees that the names and addresses of the Customer Accounts (as defined below) constitute trade secrets of Hotel Corporation and that the sale or unauthorized use or disclosure of any of the Customer Accounts obtained constitutes unfair competition. Seller further agrees as follows:

(a)    Seller will ensure that no Restricted Party engages in any unfair competition with Hotel Corporation or OXMI.

(b)    At no time during the five (5) year period following the Execution Date shall any Restricted Party directly or indirectly make known to any person, firm, corporation or entity the names or addresses of any of the Customer Accounts or any other information pertaining to them. During this same time period, no Restricted Party shall, directly or indirectly, for the restricted Party or any other person, firm, corporation or entity, divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit, any of the Customer Accounts.

(c)    The term “Customer Accounts” shall mean all accounts of Hotel Corporation in the Hotel Business, and each of their respective subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired.

15.12.4. Employee Covenant. At no time during the five (5) year period following the Execution Date shall any Restricted Party directly, or indirectly, cause or induce, or attempt to cause or induce, any employee of Hotel Corporation or OXMI to terminate his or her employment with his or her respective employer, as such employment exists at any time following the Execution Date. Similarly, at no time during the same five (5) year period following the Execution Date shall any OXMI or any of its subsidiaries directly, or indirectly, cause or induce, or attempt to cause or induce, any employee of Seller to terminate his or her employment with Seller, as such employment exists at any time following the Execution Date.

15.12.5. Separate Covenants. The Parties intend that the covenants contained in this Section 15.12 shall be deemed a series of separate covenants, one for each of the Counties within each State of the United States. Except for geographic coverage, each separate covenant shall be deemed identical to the covenant contained in this Section 15.12. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce the separate covenants deemed included in this Section 15.12 for any reason, including but not limited to covering too extensive a geographic area, the Parties intend that those such covenants (taken in order of the counties within the United States which are the least populated) which, if eliminated, would permit the remaining separate covenants to be enforced in such proceedings, shall, for the purpose of such proceedings, be deemed eliminated from the provisions of this Section 15.12.

15.12.6. Injunctive Relief. The Parties hereby acknowledge that the covenants and restrictions contained in this Section 15.12 are necessary, fundamental, and required for the protection of OXMI and Hotel Corporation. Said covenants relate to matters which are of a special, unique, and extraordinary character which give each of these covenants a special, unique, and extraordinary value. Therefore, the Parties further acknowledge that a breach of any of the covenants or any other provision of this Section 15.12 may result in irreparable harm and damages to OXMI which cannot be adequately compensated through a monetary reward. Since any remedy at law for a breach of this Section 15.12 would be inadequate, in addition to any other remedies OXMI may have, OXMI shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damages in order to specifically enforce the provisions of this Section 15.12.

XVI

SURVIVAL AND INDEMNIFICATION PROVISIONS

16.1  Survival of Representations. The covenants, agreements, representations, and warranties made by each Party in this Agreement, or pursuant hereto or in connection with the transactions contemplated hereby, and listed on Schedule 16.1, attached hereto and incorporated herein by reference, shall survive the Closing for that period of time referenced on Schedule 16.1 for each respective items.

16.2  Access to Records. During and throughout the seven (7) year period following the Closing, Seller shall afford OXMI with reasonable access to all book and records related to the Hotel Business.

16.3  Indemnification by Seller. Seller hereby covenants and agrees that notwithstanding any investigation made at any time by or on behalf of OXMI or any information OXMI may have and regardless of the Closing of the purchase of the Stock hereunder, Seller shall indemnify OXMI and its directors, officers, shareholders and affiliates, and each of their successors and assigns (each individually referred to herein as a “OXMI Indemnified Party”) and hold each harmless from, against and in respect of any and all costs (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of legal counsel) losses, claims, liabilities, fines, penalties, damages, demands, judgments, debts, obligations, causes of action and expenses (cumulatively referred to as the “Indemnified Claims”) arising by reason of or in connection with any of the following:

(a)   Any and all Indemnified Claims against a OXMI Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise, other than the Assumed Liabilities referenced on Schedule 5.2, arising out of the business of Hotel Corporation (whether known or unknown to Seller or any OXMI Indemnified Party), to the extent arising out of the operation of the Hotel Business or incurred by Hotel Corporation or Seller on or prior to the Closing;

(b)   Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection therewith;

(c)   Any attempt (whether or not successful) by any person to cause or require a OXMI Indemnified Party to pay or discharge any debt, obligation, liability or commitment of Seller other than the Assumed Liabilities;

(d)   Any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 16.3. However, Seller shall not be obligated to indemnify a OXMI Indemnified Party and hold it harmless under this Section 16.3 with respect to any settlement of a claim to which Seller has not consented, which consent shall not unreasonably be withheld;

(e)   Any tax liabilities, and all interest, penalties, assessments and all other Indemnified Claims in respect thereof, arising out of the business of Hotel Corporation for any period prior to the Closing;

(f)   Any and all Indemnified Claims arising by reason of or in connection with any act or omission pursuant to, or in breach of this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection therewith, by Seller; and

(g)   Any and all Indemnified Claims arising from or in any way related to any bonus, pension, profit sharing, retirement, deferred compensation, savings, stock purchase, stock option, hospitalization, insurance or other plan providing benefits to employees of Hotel Corporation.

16.4  Indemnification by OXMI. OXMI hereby covenants and agrees that notwithstanding any investigation made at any time by or on behalf of Seller or any information Seller may have and regardless of the Closing of the purchase of the Stock hereunder, OXMI shall indemnify Seller and its directors, officers, shareholders and affiliates, and each of their successors and assigns (each individually referred to herein as a “Seller Indemnified Party”) and hold each harmless from, against and in respect of any and all Indemnified Claims arising by reason of or in connection with any of the following:

(a)   Any and all Indemnified Claims against a Seller Indemnified Party of any nature, whether accrued, absolute, contingent or otherwise attributable to any event occurring after the Closing (whether known or unknown to Seller, or OXMI), relating to Hotel Corporation or operation by OXMI of the Hotel Business from and after the Closing, except if (i) such liability results from or arises in connection with the breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement, any other agreement referred to herein, any Schedule or Exhibit hereto, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection herewith or therewith, or (ii) such liability is included under Section 16.3, above;

(b)   Any material breach of, or any material inaccuracy in, any of the representations, warranties, covenants or agreements made by OXMI in this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection therewith;

(c)   Any attempt (whether or not successful) by any person to cause or require a Seller Indemnified Party to pay or discharge any debt, obligation, liability or commitment of the OXMI;

(d)   Any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incidental to any of the matters indemnified against in this Section 16.4. However, OXMI shall not be obligated to indemnify a Seller Indemnified Party and hold it harmless under this Section 16.4 with respect to any settlement of a claim to which OXMI has not consented, which consent shall not unreasonably be withheld;

(e)   Any and all Indemnified Claims arising by reason of or in connection with any act or omission pursuant to, or in breach of this Agreement, any other agreement referred to herein, any Exhibit or Schedule to this Agreement, any of the Settlement Documents, or any certificate, instrument or writing delivered in connection therewith, by Seller; and

(f)    Any tax liabilities, and all interest, penalties, assessments and all other Indemnified Claims in respect thereof, arising out of the business of Hotel Corporation for any period subsequent to the Closing

16.5  Right to Defend. If the facts giving rise to any claim for indemnification under this Article XVI shall involve any actual claim or demand by any third person against a OXMI Indemnified Party or a Seller Indemnified Party (cumulatively referred to hereinafter as an “Indemnified Party”), the indemnifying party shall be entitled to notice of and entitled to (without prejudice to the right of any Indemnified Party to participate at its own expense with counsel if its own choosing) defend or prosecute such claim at its own expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the time by which the interests of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice. However, if the defendants in any action shall include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article XVI, for all costs and expenses incurred by it in connection therewith.

16.6  Right to Offset. In the event that Seller is obligated to pay any amount to OXMI under Section 16.3, OXMI shall give Seller written notice of a brief description and the amount of the obligation. If Seller fails to satisfy said obligation within fifteen (15) days of receipt of the notice, then OXMI shall have the right to offset the amount of the unpaid obligation as a reduction in the amount due to Seller pursuant to the Conversion Note, in the order of the scheduled payments due under the Conversion Note. In the event that the amount of claimed offset is equal to or greater than the amount still due and owing to Seller under the Conversion Note, OXMI shall have the right to suspend all further payments under the Conversion Note until final determination of the claim.

16.7  Knowledge of Breach. Notwithstanding any provision contained in this Agreement to the contrary, no Indemnified Party shall be entitled to indemnification under this Article XVI with respect to any matter of which such Indemnified Party had Knowledge as of the Closing.

16.8  Limitation. Notwithstanding the other provisions of this Article XVI, there shall be no liability or obligation for either Party to provide indemnification under this Article XVI unless and until the aggregate of all Indemnified Claims of that Party exceeds a “Minimum Threshold” defined as One Hundred Thousand Dollars ($100,000), in which event there shall be liability and obligation to indemnify under this Article XVI but only to the extent that the aggregate of all such Indemnified Claims exceeds the Minimum Threshold. In calculating the Minimum Threshold, no single event or item, unless part of a series of directly related and essentially the same events, less than Five Thousand Dollars ($5,000) shall be included in the calculation of the Minimum Threshold.

XVII

NOTICES

All notices, requests, demands and other communications required or permitted to be given hereunder shall be effected pursuant to Section 18.10, below, as follows:

If to OXMI:	With a copy to:
Mr. Lewis Jaffe	Keith A. Rosenbaum, Esq.
OXFORD MEDIA, INC.	SPECTRUM LAW GROUP, LLP
One Technology Drive.	1900 Main Street
Building H	Suite 125
Irvine, California 92618	Irvine, California 92614

If to :	With a Copy to:
Mr. Andrew Rubenstein	Jeffrey Rubenstein, Esq.
3221 Proctor Lane	MUCH SHELIST
Mercer Island, Washington 98040	191 N. Wacker Drive
Fax: (206) 275-4321	Suite 1800
Chicago, Illinois 60606

XVIII

MISCELLANEOUS PROVISIONS

18.1  Executed Counterparts. This Agreement may be executed in any number of original, fax, electronic, or copied counterparts, and all counterparts shall be considered together as one agreement. A faxed, electronic, or copied counterpart shall have the same force and effect as an original signed counterpart. Each of the Parties hereby expressly forever waives any and all rights to raise the use of a fax machine or E-Mail to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine E-Mail, as a defense to the formation of a contract.

18.2  Successors and Assigns. Except as expressly provided in this Agreement, each and all of the covenants, terms, provisions, conditions and agreements herein contained shall be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto.

18.3  Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

18.4  Additional Documentation. The Parties hereto agree to execute, acknowledge, and cause to be filed and recorded, if necessary, any and all documents, amendments, notices, and certificates which may be necessary or convenient under the laws of the State of Delaware or the State of Illinois.

18.5  Attorney’s Fees. If any legal action (including arbitration) is necessary to enforce the terms and conditions of this Agreement, the ruling person (judge or arbitrator, for example) shall be entitled to assign costs and reasonable attorney’s fees, in his/her sole discretion, based upon the relative and proportionate culpability of the Parties.

18.6  Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

18.7  Remedies.

18.7.1. Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will result from a failure to perform any of the obligations under this Agreement. Therefore, each Party waives the claim or defense that an adequate remedy at law exists in any action or proceeding brought to enforce the provisions hereof.

18.7.2. Cumulative. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

18.8  Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition. No course of dealing between the Parties, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of either Party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.9  Assignability. This Agreement is not assignable by either Party without the expressed written consent of all Parties.

18.10   Notices. All notices, requests and demands hereunder shall be in writing and delivered by hand, by facsimile transmission, by E-Mail, by mail, by telegram, or by recognized commercial over-night delivery service (such as Federal Express, UPS, or DHL), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by facsimile transmission, upon telephone confirmation of receipt of same; (c) if by E-Mail, upon telephone confirmation of receipt of same; (d) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; (e) if by telegram, upon telephone confirmation of receipt of same; or, (f) if by recognized commercial over-night delivery service, upon such delivery.

18.11   Time. All Parties agree that time is of the essence as to this Agreement.

18.12   Disputes.

18.12.1. Mediation. All disputes, claims or controversies arising out of or relating to this Agreement, including but not limited to any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be initially submitted to Judicial Arbitration and Mediation Services (“JAMS”) in Denver, Colorado, or its successor, for mediation. Mediation shall be commenced by providing to JAMS and the other Party a written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties will cooperate with JAMS and with one another in selecting a mediator from JAMS’ panel of neutral mediators, and in scheduling the mediation proceedings. The Parties will participate in the mediation in good faith, and they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either Party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the Parties so desire. Unless otherwise agreed by the Parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this paragraph may be enforced by any Court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney fees, to be paid by the Party against whom enforcement is ordered.

18.12.2. Arbitration. If the matter is not resolved through mediation under Section 18.12.1., above, then it shall be submitted to JAMS in Denver, Colorado, or its successor, for final and binding arbitration before a sole arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures if the amount in controversy exceeds $250,000, or pursuant to its Streamlined Arbitration Rules and Procedures if the amount in controversy is $250,000 or less. Judgment on the Award may be entered in any court having jurisdiction.

18.12.3. Waiver of Jury Trial and Related Rights. The Parties hereby agree to have all disputes, claims or controversies arising out of or relating to this Agreement, which are not resolved by mediation, decided by neutral binding arbitration as provided in this Agreement. Each Party is giving up any rights it might possess to have those matters litigated in a court or jury trial. Each Party is giving up its judicial rights to discovery and appeal except to the extent that they are specifically provided for under this Agreement. If either Party refuses to submit to arbitration after agreeing to this provision, that Party may be compelled to arbitrate under federal or state law. The foregoing has been read and understood. Each Party agrees to submit all disputes, claims or controversies arising out of or relating to this Agreement, that have not been resolved by mediation, to binding arbitration in accordance with this Agreement.

18.13   Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

18.14   Consents, Approvals, and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

18.15   Best Efforts. The Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future.

XIX

EXECUTION

IN WITNESS WHEREOF, this STOCK PURCHASE AGREEMENT has been duly executed by the Parties and shall be effective as of and on the Execution Date set forth in Article I of this Agreement. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

OXMI:	SELLER:

OXFORD MEDIA, INC.,	SVI SYSTEMS, INC.,
a Nevada corporation	an Illinois corporation

BY: ___________________________	BY: ___________________________

NAME: ________________________	NAME: ________________________

TITLE:_________________________	TITLE: ________________________

DATED: _______________________	DATED: _______________________

EXHIBITS AND SCHEDULES

EXHIBIT 4.3.2.

CONVERTIBLE NOTE

EXHIBIT 4.3.4.

WARRANT

EXHIBIT 5.4

PATENT LICENSE AGREEMENT

EXHIBIT 7.5

ASSIGNMENT OF HOTEL ASSETS

EXHIBIT 15.2

REGISTRATION RIGHTS AGREEMENT

EXHIBIT 15.4

SERVICES AGREEMENT

SCHEDULE 4.3.1.

APPLICATION OF CASH PAYMENT

SCHEDULE 4.4

ADDITIONAL PURCHASE PRICE

General Concept: OXMI will allocate and pay to Seller, as the sole Additional Purchase Price under Section 4.4 of the Agreement, certain monies for each of Seller’s or Hotel Corporation’s video-on-demand systems in place as of the Effective Date which are subsequently upgraded to a digital solution, complete or partial, provided, however, that such upgrade is installed to generate incremental revenue for Hotel Corporation. If a partial system upgrade is completed for non-revenue purposes (such as, for example, to accommodate operational efficiencies (i.e., remote control), infrastructure, or communications/reporting software (such as system accommodations), it will be excluded from any Additional Purchase Price calculation.

Terminated Relationships: Any client of Hotel Corporation or Seller which has terminated its relationship and/or contract prior to Closing without a written proposal to retain or extend service by Hotel Corporation, and then re-engages a contract with OXMI or Hotel Corporation for a VOD solution will not be included in any Additional Purchase Price calculation.

Agreement Not to Terminate: OXMI and Hotel Corporation agree that there will not be any attempt to terminate and re-engage a client solely in an effort to circumvent the Additional Purchase Price calculations and obligations described herein. OXMI hereby represents and warrants that it will not knowingly encourage or provide a quote to a Dealer on any customer of Hotel Corporation or Seller in existence as of the Closing (a “House Account”).

Limitation: The Additional Purchase Price, in aggregate, will not exceed Four Million Dollars ($4,000,000).

Digital Upgrades:

1.    The Parties agree to compute the Additional Purchase Price for any Digital upgrade based upon the following:

a.   20% of the sales price for sales prices less than $18,000;

b.   $4,000 for sales prices at least $18,000 and less than $25,000; and

c.   $6,000 for sales prices $25,000 or more.

2.    The Parties agree that the Additional Purchase Price shall be calculated on a calendar quarter basis for each then ended calendar quarter, with said amount payable on or before the twentieth (20th) day following the end of each such calendar quarter.

3.    If any House Account is terminated, for any reason, and then a sale of a Digital upgrade system is made to that House Account within six (6) months of the date of termination, said sale shall be included in the calculation of the Additional Purchase Price. For purposes of this Schedule 4.4, the terms “terminated”, “termination”, and all similar or like terms shall mean the date on which the services are no longer provided or are stopped, as applicable.

SCHEDULE 8.2

FOREIGN QUALIFICATIONS

SCHEDULE 8.22

EFFECTIVE DATE LIABILITIES

SCHEDULE 9.5

OXMI LEGAL PROCEEDINGS

None.

SCHEDULE 9.7

OXMI CAP TABLE

SCHEDULE 16.1

SURVIVAL OF CERTAIN REPRESENTATIONS

All provisions of Articles VII, VII, and IX, inclusive, unless expressly provided to the contrary in this Schedule 16.1, shall survive the Closing for a period of eighteen (18) months.

Each of the following Sections shall survive the Closing for a period of five (5) years:

7.1; 7.2; 7.3; 7.4; 8.9; 8.17; 8.20; 8.24; 8.25; 9.7; 9.8; and 9.11.